Exhibit 99.1

United Security Bancshares -
Record Earnings for 2005 - up 31%

          FRESNO, Calif., Jan. 18 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) reported today the results of operations for the 4th quarter of 2005. Net income was $3,029,000 as compared with $2,253,000 in 2004, an increase of 34.5%. Net income was $11,008,000 for the twelve months ended December 31, 2005 as compared with $8,405,000 in 2004, an increase of 31%.

          Basic earnings per share for the 4th quarter were $0.53 compared with $0.40 for 2004, a 32.5% increase. Diluted earnings per share for the quarter were also $0.53 compared with $0.40 a year ago. Year-to-date basic earnings per share for 2005 were $1.94 compared with $1.49 in 2004, a 30.2% increase. Year-to-date diluted earnings per share for 2005 were $1.92 compared with $1.48 in 2004, a 29.7% increase.

          Woods stated, “We’re all very pleased with the results for 2005.  Earnings set an all time record at just over $11 million. We’re now focused on finalizing our profit plan for 2006 and looking to continue growing earnings in 2006.”

          Return on average equity for the 4th quarter was 20.4% and the return on average assets was 1.87%. For the same period in 2004, ROAE was 16.8% and ROAA was 1.49%. For the twelve months just ended, return on average equity was 19.5% and the return on average assets was 1.76%. For the same period in 2004, ROAE was 16.8% and ROAA was 1.53%. These key performance ratios demonstrate the banks’ consistent ability to build shareholder value.

          The 69th consecutive quarterly cash dividend of $0.20 per share, up from $0.16 for a 25% increase from a year ago, was declared on December 20, 2005 to be paid on January 25, 2006, to shareholders of record on January 13, 2006. Shareholders’ equity ended the quarter at $59,013,000, an increase of 10.9% over December 31, 2004. Dividends of $3.98 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months $378,000 from shareholders’ equity was used to purchase and retire Company stock. The average price paid per share was $28.92 and the number of shares purchased and retired was 13,081 shares. During the 4th quarter 2005, 7,037 shares were purchased and retired at an average price of $32.32.

          Net interest income for the 4th quarter 2005 was $7.7 million, up $925,000 from 2004 for an increase of 13.7%. The net interest margin increased from 5.02% in the 4th quarter 2004 to 5.37% in the 4th quarter of 2005. For the twelve months, the net interest margin was 5.27% in 2005 and 4.87% in 2004. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $56.2 million over the past 12 months, averaging $565,853,000 in the 4th quarter of 2005 versus $543,308,000 for same period in 2004. The net interest margin increased in the 4th quarter 2005 to 5.44% from 5.17% in the 3rd quarter. The increase was primarily the result of decreases in volumes of interest-bearing deposits.

          Noninterest income for the 4th quarter of 2005 was $1,741,000, up from $1,197,000 in 2004 for an increase of $544,000 or 45.4%. Noninterest income for the twelve month periods were $6,280,000 for 2005 and $4,742,000 for 2004, up $1,538,000 or 32.4%. Fourth quarter operating expenses were $4,388,000 for 2005 and $4,191,000 for 2004, an increase of $198,000 or 4.7%.

          Noninterest expense for the 4th quarter was $4,388,000, up $197,000 or 4.7% from the same period in 2004. Noninterest expense for the twelve month period were $16,982,000 in 2005 and $14,666,000 in 2004 for an increase of $2,316,000 or 15.8%. A significant portion of the increase was a $702,000 write-down on an investment in a title company owned by the Company. For more information on the transaction see our Quarterly Report Form 10-Q under Notes to Consolidated Financial Statements -- 5. Investment in Title Company. In addition to the write-down, other significant factors contributing to the rise were salaries and other employee benefits.

          The efficiency ratio improved to 47.8% for 2005 from 50.3% in 2004.

          The provision for loan loss was $1,140,000 for the year 2005 and $1,145,000 for same period in 2004. The banks model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

          Net charge-offs were $1,189,000 for 2005 and $454,000 for the same period in 2004. Other real estate owned was $4,356,000 at the end of the year 2005 and $1,615,000 for the same period in 2004. The increase resulted from properties acquired in foreclosure at the end of the third quarter. Management’s analysis of the fair values indicates more than adequate coverage and no loss is anticipated from the eventual sale.

          Nonperforming assets were 2.91% of total assets on December 31, 2005 and 2.99% at December 31, 2004. Nonperforming assets totaled $18,286,000 on December 31, 2005 and $18,291,000 on December 31, 2004.

          United Security Bancshares is a $620+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

          FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2004, or the quarter ended September 30, 2005 and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

	December 31 2005	December 31 2004

Cash & noninterest-bearing deposits in other banks	$27,915	$30,366
Interest-bearing deposits in other banks	7,656	7,429
Federal funds sold	35,115	26,040
Investment securities AFS	95,236	112,250
Loans, net of unearned fees	417,156	397,589
Less: allowance for loan losses	(7,748)	(7,251)

Loans, net	409,408	390,338
Premises and equipment, net	11,028	8,102
Intangible assets	3,551	4,088
Other assets	38,950	33,081

TOTAL ASSETS	$628,859	$611,696

Deposits:
Noninterest-bearing demand & NOW	$203,326	$179,148
Savings	33,590	32,775
Time	309,544	324,748

Total deposits	546,460	536,672
Borrowed funds	0	75
Other liabilities	7,922	6,248
Junior subordinated debentures	15,464	15,464

TOTAL LIABILITIES	$569,846	$558,460
Shareholders’ equity:
Common shares outstanding:
5,680,559 at Dec. 31, 2005
5,683,794 at Dec. 31, 2004	$22,084	$22,322
Retained earnings	38,682	31,879
Unallocated ESOP shares	0	(67)
Other comprehensive income (loss)	(1,752)	(898)

Total shareholders’ equity	$59,013	$53,236
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$628,859	$611,696

United Security Bancshares
Consolidated Statements of Income
(dollars in 000’s, except per share amounts)
(unaudited)

	Three Months Ending Dec 31 2005	Three Months Ending Dec 31 2004	Twelve Months Ending Dec 31 2005	Twelve Months Ending Dec 31 2004

Interest income	$10,377	$8,546	$38,898	$30,874
Interest expense	2,713	1,808	9,658	6,434

Net interest income	7,663	6,738	29,240	24,440
Provision for loan losses	250	255	1,140	1,145
Other income	1,741	1,197	6,280	4,742
Other expenses	4,388	4,191	16,982	14,666

Income before income tax provision	4,765	3,490	17,398	13,372
Provision for income taxes	1,737	1,237	6,390	4,968

NET INCOME	$3,029	$2,253	$11,008	$8,405

United Security Bancshares
Selected Financial Data
(dollars in 000’s except per share amounts)

	Three Months Ended 12/31/05	Three Months Ended 12/31/04	Twelve Months Ended 12/31/05	Twelve Months Ended 12/31/04

Basic Earnings Per Share	$0.53	$0.40	$1.94	$1.49
Diluted Earnings Per Share	$0.53	$0.40	$1.92	$1.48
Annualized Return on:
Average Assets	1.87%	1.49%	1.76%	1.53%
Average Equity	20.44%	16.80%	19.55%	16.76%
Net Interest Margin	5.37%	5.02%	5.27%	4.87%
Net Charge-offs to Average Loans	0.03%	0.02%	0.29%	0.11%

	12/31/05	12/31/04

Book Value Per Share	$10.38	$9.37
Tangible Book Value Per Share	$9.76	$8.65
Efficiency Ratio	47.81%	50.26%
Non Performing Assets to Total Assets	2.91%	2.99%
Allowance for Loan Losses to Total Loans	1.86%	1.82%
Shares Outstanding - period end	5,684,596	5,683,794
Basic Shares - average weighted	5,684,924	5,630,256
Diluted Shares - average weighted	5,726,576	5,667,243

SOURCE  United Security Bancshares
          -0-                                        01/18/2006
          /CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
          /Web site:  http://www.unitedsecuritybank.com /
          (UBFO)